As filed with the Securities and Exchange Commission on October 24, 2013

Registration No. 333-190851

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1

CUBIST PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3842	22-3192085
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

65 Hayden Avenue

Lexington, MA 02421

(781) 860-8660

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael W. Bonney

Chief Executive Officer

Cubist Pharmaceuticals, Inc.

65 Hayden Avenue

Lexington, MA 02421

(781) 860-8660

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Thomas J. DesRosier	Paul M. Kinsella Christopher D. Comeau
Senior Vice President, Chief Legal Officer, General Counsel and Secretary Cubist Pharmaceuticals, Inc. 65 Hayden Avenue Lexington, MA 02421 (781) 860-8660	Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 (617) 951-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20:  Indemnification of Directors and Officers

Exculpation and Indemnification

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that such provision may not eliminate or limit the liability of a director for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends or unlawful stock purchases or redemptions, or for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation limits the personal liability of a director to the Registrant and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by law.

In addition, Section 145 of the DGCL permits a corporation to indemnify any of its directors, officers, employees or agents who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or firm, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors, officers, employees or agents against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of an action or suit if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been adjudged liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite the adjudication of liability. The Registrant’s certificate of incorporation provides for indemnification of directors or officers of the Registrant for any liability incurred in their official capacity to the fullest extent permissible under the DGCL.

Merger Agreement Provisions Relating to Optimer Directors and Officers

Under the merger agreement, Cubist has agreed that Cubist and the surviving corporation shall indemnify and hold harmless (and the surviving corporation will, subject to certain requirements, advance expenses to) each person who was a director or officer of Optimer or any of its subsidiaries that held such positions prior to the closing of the merger, to the fullest extent that Optimer would have been permitted to do so under applicable law, its certificate of incorporation, by-laws, or indemnification agreements, in each case as in effect on the date of the merger agreement, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such director’s or officer’s service in such capacity and matters existing or occurring at or prior to the closing of the merger (including in connection with the merger and the other transactions contemplated by the merger agreement). Without limiting the previous sentence, Cubist also has agreed to indemnify and hold harmless (and Cubist will, subject to certain requirements, advance expenses to) each person who was a director or officer of Optimer or any of its subsidiaries that held such positions prior to the closing of the merger, except with respect to certain anti-corruption matters, to the fullest extent that Cubist is permitted under applicable law, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such director’s or officer’s service in such capacity and matters existing or occurring at or prior to the closing of the merger (including in connection with the merger and the other transactions contemplated by the merger agreement). Each of the persons entitled to indemnification is referred to as an “indemnified party.”

The rights of each indemnified party under the merger agreement are in addition to any rights such indemnified party may have under the certificate of incorporation, bylaws or comparable governing documents of Optimer or any of its subsidiaries, or under any applicable contracts or laws.

Prior to the closing of the merger, Optimer is required to (and if Optimer is unable to do so, Cubist will cause the surviving corporation to) obtain and fully pay for a six-year “tail” insurance policy from an insurance carrier with the same or better credit rating as Optimer’s insurance carrier as of the date of the merger agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance and with benefits and levels of coverage that are at least as favorable as Optimer’s existing policies with respect to any matters that existed or occurred at or prior to the effective time. The annual premiums for such tail policy shall not exceed 300% of the annual premiums currently paid by Optimer for such insurance.

If the surviving corporation or Optimer fails to purchase such tail policy as of the closing of the merger, then Cubist has agreed to cause the surviving corporation to continue to maintain the current directors’ and officers’ liability insurance policies in place as of the date of the merger agreement or to use reasonable best efforts to purchase comparable directors’ and officers’ liability insurance policies, in each case, for the six-year period following the effective time and with benefits and levels of coverage at least as favorable as provided in the existing Optimer policies. During this six-year period, Cubist and the surviving corporation are not required to expend more than 300% of the annual premiums currently paid by Optimer for existing coverage in maintaining or purchasing such policies. If the annual premium amount for such coverage exceeds such cap, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding the cap. Cubist has further agreed that, if Cubist, the surviving corporation or any of their successors or assigns consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity after the consolidation or merger, or transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, in each case, proper provisions will be made so that the successors and assigns of Cubist or the surviving corporation will assume the obligations of Cubist or the surviving corporation described in this section.

Item 21.  Exhibits and Financial Statements

Exhibit Number	Document Description

†2.1

Agreement and Plan of Merger, dated as of July 30, 2013, among Cubist, PDRS Corporation and Optimer (attached as Annex A to the proxy statement/prospectus included in Amendment No. 1 to this Registration Statement on Form S-4 filed on September 17, 2013, File No. 333-190851)

3.1	Restated Certificate of Incorporation of Cubist, as amended (Exhibit 3.1, Quarterly Report on Form 10-Q filed on August 6, 2013, File No. 000-21379)

3.2	Amended and Restated By-Laws of Cubist (Exhibit 3.2, Quarterly Report on Form 10-Q filed on August 6, 2013, File No. 000-21379)

4.1

Form of Contingent Value Rights Agreement to be entered into between Cubist and a trustee to be identified (attached as Annex B to the proxy statement/prospectus included in Amendment No. 1 to this Registration Statement on Form S-4 filed on September 17, 2013, File No. 333-190851)

5.1	Opinion of Ropes & Gray LLP, regarding the validity of the securities being registered

10.1	Co-promotion Agreement, dated April 5, 2011, between Cubist and Optimer (Exhibit 10.2, Quarterly Report on Form 10-Q filed on July 29, 2011, File No. 000-21379)

10.2	Amendment No. 1 to Co-Promotion Agreement, dated July 30, 2013, by and among Cubist and Optimer Exhibit 10.2, Current Report on Form 8-K filed on August 1, 2013, File No. 000-21379)

10.3

Series A Convertible Preferred Stock Purchase Agreement, dated September 16, 2013, between Cubist and Optimer (Filed with Amendment No. 1 to this Registration Statement on Form S-4 filed on September 17, 2013, File No. 333-190851)

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1 to this registration statement)

23.2	Consent of PricewaterhouseCoopers LLP (Filed with Amendment No. 1 to this Registration Statement on Form S-4 filed on September 17, 2013, File No. 333-190851)

23.3	Consent of Ernst & Young (Filed with Amendment No. 1 to this Registration Statement on Form S-4 filed on September 17, 2013, File No. 333-190851)

24.1	Power of Attorney of Directors of Cubist (included on signature page to the initial registration statement filed on August 27, 2013, File No. 333-190851)

25.1

Form T-1 Statement of Eligibility of Trustee under the Contingent Value Rights Agreement (Filed with Amendment No. 1 to this Registration Statement on Form S-4 filed on September 17, 2013, File No. 333-190851)

99.1	Form of Optimer Proxy Card (Filed with Amendment No. 1 to this Registration Statement on Form S-4 filed on September 17, 2013, File No. 333-190851)

99.2	Consent of J.P. Morgan Securities LLC (Filed with Amendment No. 1 to this Registration Statement on Form S-4 filed on September 17, 2013, File No. 333-190851)

99.3	Consent of Centerview Partners LLC(Filed with Amendment No. 1 to this Registration Statement on Form S-4 filed on September 17, 2013, File No. 333-190851)

† Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

Item 22.  Undertakings

(a)         The undersigned Registrant hereby undertakes:

(1)         That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)         To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(3)         To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(4)         To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(b)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts, on October 24, 2013.

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Michael W. Bonney
Name:	Michael W. Bonney
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer and Director (Principal Executive Officer)	, 2013
Michael W. Bonney

*	Senior Vice President and Chief Financial Officer	, 2013
Michael Tomsicek	(Principal Financial Officer)

*	Director	, 2013
Kenneth M. Bate

*	Director	, 2013
Mark H. Corrigan

*	Director	, 2013
Jane E. Henney

*	Director	, 2013
Nancy J. Hutson

*	Director	, 2013
Alison Lawton

*	Director	, 2013
Leon O. Moulder, Jr.

*	Director	, 2013
Martin Rosenberg

*	Director	, 2013
Matthew Singleton

*	Director	, 2013
Martin H. Soeters

*	Director	, 2013
Michael B. Wood

*  The undersigned by signing his name hereto, signs and executes this Post-Effective Amendment No. 1 to this Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the named officers and directors as filed with the Securities and Exchange Commission.

By:	/s/ Joseph Farmer
Joseph Farmer Chief Corporate Counsel

INDEX TO EXHIBITS

†2.1

Agreement and Plan of Merger, dated as of July 30, 2013, among Cubist, PDRS Corporation and Optimer (attached as Annex A to the proxy statement/prospectus included in Amendment No. 1 to this Registration Statement on Form S-4 filed on September 17, 2013, File No. 333-190851)

3.1	Restated Certificate of Incorporation of Cubist, as amended (Exhibit 3.1, Quarterly Report on Form 10-Q filed on August 6, 2013, File No. 000-21379)

3.2	Amended and Restated By-Laws of Cubist (Exhibit 3.2, Quarterly Report on Form 10-Q filed on August 6, 2013, File No. 000-21379)

4.1

Form of Contingent Value Rights Agreement to be entered into between Cubist and a trustee to be identified (attached as Annex B to the proxy statement/prospectus included in Amendment No. 1 to this Registration Statement on Form S-4 filed on September 17, 2013, File No. 333-190851)

5.1	Opinion of Ropes & Gray LLP, regarding the validity of the securities being registered

10.1	Co-promotion Agreement, dated April 5, 2011, between Cubist and Optimer (Exhibit 10.2, Quarterly Report on Form 10-Q filed on July 29, 2011, File No. 000-21379)

10.2	Amendment No. 1 to Co-Promotion Agreement, dated July 30, 2013, by and among Cubist and Optimer Exhibit 10.2, Current Report on Form 8-K filed on August 1, 2013, File No. 000-21379)

23.1

Series A Convertible Preferred Stock Purchase Agreement, dated September 16, 2013, between Cubist and Optimer (Filed with Amendment No. 1 to this Registration Statement on Form S-4 filed on September 17, 2013, File No. 333-190851)

23.2	Consent of Ropes & Gray LLP (included in Exhibit 5.1 to this registration statement)

23.3	Consent of PricewaterhouseCoopers LLP (Filed with Amendment No. 1 to this Registration Statement on Form S-4 filed on September 17, 2013, File No. 333-190851)

24.1	Consent of Ernst & Young (Filed with Amendment No. 1 to this Registration Statement on Form S-4 filed on September 17, 2013, File No. 333-190851)

25.1	Power of Attorney of Directors of Cubist (included on signature page to the initial registration statement filed on August 27, 2013, File No. 333-190851)

99.1

Form T-1 Statement of Eligibility of Trustee under the Contingent Value Rights Agreement (Filed with Amendment No. 1 to this Registration Statement on Form S-4 filed on September 17, 2013, File No. 333-190851)

99.2	Form of Optimer Proxy Card (Filed with Amendment No. 1 to this Registration Statement on Form S-4 filed on September 17, 2013, File No. 333-190851)

99.3	Consent of J.P. Morgan Securities LLC (Filed with Amendment No. 1 to this Registration Statement on Form S-4 filed on September 17, 2013, File No. 333-190851)

†                 Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.